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                                                               EXHIBIT 10.1


                          UNION CAMP CORPORATION
                    SUPPLEMENTAL RETIREMENT INCOME PLAN
                          FOR EXECUTIVE OFFICERS
                 (AS AMENDED AND RESTATED APRIL 26, 1994)

                                 PREAMBLE

          The principal purpose of the Union Camp Corporation Supplemental Retirement Income Plan for Executive Officers (the "Plan") is to ensure the payment of a competitive level of retirement income to present members of the policy committee of Union Camp Corporation (the "Company") in order to attract, retain and motivate such members and to provide supplemental retirement benefits to executive officers of the Company, identified by the Personnel, Nominating and Compensation Committee of the Board of Directors of the Company (the "Board"), who are then members of the policy committee or who join or have joined the Company in mid-career and are responsible for a significant segment of the Company's business and who otherwise would receive retirement benefits from the Company which would not reflect their experience prior to employment with the Company or would not be appropriate for the position of responsibility which they hold with the Company.

1.  DEFINITIONS

          1.1 Benefit. Benefit is the benefit provided to an Executive pursuant to Section 2 of the Plan.

          1.2 Code. The Internal Revenue Code of 1986, as amended from time to time.

          1.3 Committee. The Committee is the Personnel, Nominating and Compensation Committee of the Board or such other committee of the Board to which similar responsibilities are delegated in the future.

          1.4 Earnings. Earnings means the salary received by an Executive, plus the amount of his annual target bonus, but excluding income attributable to moving, group life insurance premiums, participation (except as provided below) in any savings plan, stock options and appreciation rights. Earnings shall exclude severance payments made pursuant to the Company's Severance Policy for Key Employees or pursuant to a written severance agreement between the Company and the Executive. In the case of an Executive on overseas temporary assignment, Earnings shall include the Executive's salary and annual target bonus but shall not include any special, extra or supplemental payments of compensation pursuant to the Company's Compensation and Relocation Guidelines for Overseas Assignments, other than the overseas premium payable pursuant to such Guidelines, unless the Retirement Board in its discretion provides otherwise pursuant to a nondiscriminatory rule of uniform application. Earnings shall include amounts which are contributed on behalf of an Executive to any plan by the Company pursuant to a salary reduction agreement and which are not includible in the gross income of the Executive under Sections 125, 402(e)(3) or 402(h)(1)(B) of the Code.

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Notwithstanding the above, the amount of the Executive's actual annual bonus shall be substituted for his annual target bonus for any period prior to 1994 if doing so would result in the Executive's Earnings being higher.

          1.5 Executive. The term Executive means the following members of the Company's policy committee: Messrs. Ballengee, Boekenheide, Cartledge, McClelland, Munford, Reed, Soutendijk and Trice; and such officers as the Committee may from time to time designate as covered by the Plan if each such officer is (i) a member of the Company's policy committee and/or (ii) an executive officer of the Company who is responsible for a significant segment of the Company's business and who when first employed by the Company already had prior business or professional experience which was valuable to the Company and relevant to the position for which he was employed. This term shall also include the Executive's spouse in the event Benefit payments, as described hereinafter, to such spouse have commenced under the Plan.

          1.6 Final Average Earnings. Final Average Earnings means the average annual Earnings received by an Executive during the 60 consecutive calendar months of highest aggregate Earnings during the Executive's final 120 calendar months of Service immediately prior to his termination of employment.

          1.7 Primary Insurance Amount. The Primary Insurance Amount shall be the Executive's primary insurance amount for Social Security purposes, determined on the basis of the Executive's actual compensation with respect to years of employment with the Company. With respect to years of employment, if any, prior to employment with the Company, the Committee shall estimate the Executive's income that is treated as wages for purposes of the Social Security Act. If the Executive's employment with the Company is terminated prior to age 65, for years following termination of employment, it shall be assumed for purposes of calculating the Primary Insurance Amount that the Executive earns compensation so as to accrue the maximum Social Security benefits.

          1.8 Retirement Board. The Retirement Board provided for in the Retirement Plan.

          1.9 Retirement Plan. Retirement Plan means the Retirement Plan for Salaried Employees of Union Camp Corporation.

          1.10 Service. Service is an Executive's "Service" as defined in the Retirement Plan.

2.  SUPPLEMENTAL RETIREMENT BENEFIT

          2.1 Benefit. All supplemental retirement benefits under the Plan shall be determined according to this Section 2. The base annual Benefit payable to the Executive shall be equal to forty (40) percent of his Final Average Earnings following ten years of Service, plus one and one-half (1 1/2)

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percent of such earnings for each year of additional Service up to a maximum of fifty-five (55) percent of his Final Average Earnings following twenty years of Service. This amount, payable at the age the Executive retires under the Retirement Plan, shall be reduced by the sum of (i) the amount of any benefits paid or payable to the Executive from any defined benefit pension plans maintained by the Company, including the Retirement Plan and the related Supplemental Retirement Plan of Union Camp Corporation (the "Company's Plans"), and any benefits paid or payable from any retirement plans of any other employer (whether tax-qualified or nonqualified), which the Committee determines, in its sole discretion, are intended to provide retirement benefits similar to the benefits provided under the Company's Plans, determined, in all cases, by adjusting such benefits, using the tables and actuarial assumptions under the Retirement Plan, to the same form as the Executive's benefits are paid or payable from the Retirement Plan and assuming the Executive's retirement age is the age that the Executive retires under the Retirement Plan, and (ii) one-half (1/2) of his annual Primary Insurance Amount payable at age 65. The benefit remaining after this reduction shall constitute the Executive's net annual Benefit.

          2.2(a) Form and Timing of Payment. Subject to Section 2.3, 3 and 4, the net annual Benefit shall be payable to the Executive in either: (i) such form as benefits are payable to the Executive under the Retirement Plan or (ii) in a single lump-sum payment as provided under Section 2.2(b).
Except as provided under Section 4.1 below, such Benefit shall commence upon the day following the last day of the month in which the Executive's employment with the Company terminates, or, in the case of a single lump-sum payment, such Benefit shall be paid as soon as possible thereafter. However, to the extent such lump-sum payment is not deductible in accordance with
Section 162(m) of the Code, it shall be paid, to the extent of deductibility, in the next one or more taxable years until paid in full.

          (b) Lump Sum Payment Election. Subject to the approval, in its sole discretion, of the Retirement Board, an Executive may irrevocably elect in writing to receive the net annual Benefit provided by the Plan in the form of a single lump-sum payment. An Executive may elect a lump-sum payment at any time up to, but no later than one year in advance of the earlier of his actual retirement date or normal retirement date under the Retirement Plan, provided, however, that an Executive who is age 64 or older as of April 26,
1994 may not make such an election later than June 25, 1994.   The amount of
the lump-sum payment shall be determined by calculating the Executive's net annual Benefit as a single life annuity and converting such annuity to a present value. The rate that shall be used to calculate such present value shall be determined on the first business day of each calendar quarter in accordance with the following formula and shall apply to each lump-sum payment made in such calendar quarter:

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     The rate shall be the net after-tax rate derived by multiplying one
     (1) minus the current U.S. income tax rate expected to be applicable to the Company for financial reporting purposes by the sum of (a) and (b), where:

               (a) is the average of (i) the interest rate on 10 year U.S. Treasuries and (ii) the interest rate on 30 year U.S. Treasuries, and,

               (b) is the average of the spread on 10 and 30 year taxable debt of industrial companies with similar credit rating to that of the Company over the 10 and 30 year
          U.S. Treasuries, respectively.

If payment of any part of the lump-sum amount must be deferred due to its non-deductibility pursuant to Section 162(m) of the Code, the amount of the lump-sum payment to be deferred shall be converted back into a single life annuity form of payment using the interest rate assumption used to calculate the amount of the lump-sum payment. As soon as the payment of all or any part of the deferred lump-sum payment can be deducted by the Company, such single life annuity shall be converted to a present value, using the rate set forth above as in effect for the calendar quarter in which the payment occurs and using the Executive's age as of the date his benefit under the Retirement Plan commenced.

          (c) Death Benefits.    If, at the Executive's death prior to his
actual retirement date he is entitled to a payment hereunder and is currently married, subject to Section 4.3, his surviving spouse shall be entitled to payments determined in accordance with Article VIII of the Retirement Plan based upon the Executive's net annual Benefit, commencing upon the day following the last day of the month in which the Executive dies and, if a lump-sum payment election shall have been made by the Executive under Section 2.2(b), such election shall be void and of no effect.

          2.3 Eligibility for Benefit. No Benefit shall be payable unless the Executive shall have completed at least 10 years of Service on his date of termination of employment.

          2.4 Vesting. Subject to Sections 2.3, 3 and 4.4, the Benefit of each Executive under the Plan shall at all times be 100% vested and nonforfeitable.

          2.5 Special Benefits. Notwithstanding anything herein to the contrary, the minimum annual Benefit to be provided to W. Craig McClelland shall be equal to the greater of (i) the Benefit determined under the other provisions of the Plan, and (ii) the sum of $22,400 and any pension payable to W. Craig McClelland under the Retirement Plan and the related Supplemental Retirement Plan of Union Camp Corporation.

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3.  COMPETITION WITH COMPANY; CAUSE.  Subject to Section 5, but
notwithstanding any other provision of the Plan to the contrary, no Benefits or no further Benefits, as the case may be, shall be paid to an Executive if the Committee reasonably determines that such Executive has:

          (i) To the detriment of the Company or any affiliate, directly or indirectly acquired, without the prior written consent of the Committee, an interest in any other company, firm, association, or organization (other than an investment interest of less than 1% in a publicly-owned company or organization), the business of which is in direct competition with the business (present or future) of the Company or any of its affiliates;

          (ii) To the detriment of the Company or any affiliate, directly or indirectly competed with the Company or any affiliate as an owner, employee, partner, director or contractor of a business, in a field of business activity in which the Executive has been primarily engaged on behalf of the Company or any affiliate or in which he has considerable knowledge as a result of his employment by the Company or any affiliate, either for his own benefit or with any person other than the Company or any affiliate, without the prior written consent of the Committee; or

          (iii) Been discharged from employment with the Company or any affiliate for "cause." "Cause" shall include the occurrence of any of the following events or such other dishonest or disloyal act or omission as the Committee reasonably determines in its sole discretion to be "cause":

               (a) The Executive has misappropriated any funds or property of the Company or any affiliate;

               (b) The Executive has, without the prior knowledge or written consent of the Committee, obtained personal profit as a result of any transaction by a third party with the Company or any affiliate; or

               (c) The Executive has sold or otherwise imparted to any person, firm, or corporation the names of the customers of the Company or any affiliate or any confidential records, data, formulae, specifications and other trade secrets or other information of value to the Company or any affiliate derived by his association with the Company or any affiliate.

          In any case described in this Section 3, the Executive shall be given prior written notice that no Benefits or no further Benefits, as the case may be, will be paid to such Executive. Such written notice shall specify the particular acts(s), or failures to act, on the basis of which the decision to terminate his Benefits has been made.

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4.  TERMINATION OF EMPLOYMENT PRIOR TO AGE 65.  If the Executive terminates employment prior to age 65 for any reason, his rights and Benefits under the Plan will be determined in accordance with this Section 4.

          4.1 Deferral. At the option of the Company, commencement of Benefit payments under the Plan can be deferred until the Executive attains age 65. If no such deferral is elected by the Company, the commencement date of Benefit payments shall be the day following the last day of the month in which the Executive terminates with the written consent of the Committee employment with the Company or, in the case of a single lump-sum payment, as soon as possible thereafter.

          4.2 Benefit Adjustment. If the Executive terminates employment prior to age 62 for reasons other than death or total and permanent disability, as determined by the Company's physician, his Benefit shall be reduced in accordance with the early retirement benefit provisions of the Retirement Plan.

          4.3 Death or Disability. If the employment of the Executive with the Company terminates prior to age 65 but after completion of at least 10 years of Service with the Company, due to reasons of death or total and permanent disability, as determined by the Company's physician, the Executive or his surviving spouse will be eligible for Benefit payments pursuant to
Section 2.

          4.4  Company Consent.  Except for termination of employment under
Section 4.3 above, if the Executive terminates employment with the Company prior to age 65 without the express, written consent of the Committee, all rights of the Executive to Benefits hereunder shall thereupon terminate.

5. DISPUTES. If any dispute arises under the Plan between the Company and an Executive as to the amount or timing of any Benefit payable under the Plan or as to the persons entitled thereto, such dispute shall be resolved by binding arbitration proceedings initiated by either party to the dispute in accordance with the rules of the American Arbitration Association and the results of such proceedings shall be conclusive on both parties and shall not be subject to judicial review. If the disputed Benefits involve the Benefits of an Executive who is no longer employed by the Company or any affiliate, the Company shall pay or continue to pay the Benefit (except a Benefit payable in a lump-sum pursuant to Section 2.2(b)) until the results of the arbitration proceedings are determined unless such claim is patently without merit; provided, however, that if the results of the arbitration proceedings are adverse to the Executive, then in such event the recipient of the Benefits shall be obligated to repay the excess benefits to the Company. The Company shall pay any and all legal fees and expenses incurred by the Executive in seeking to obtain or enforce any rights under the Plan, provided that the Executive is successful in obtaining or enforcing such rights.

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6.  ADMINISTRATION.  The Committee shall be responsible for the administration of the Plan and may delegate to any management committee, employee, director or agent its responsibility to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion. The Committee shall have the authority to interpret the provisions of the Plan and construe all of its terms, to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable, other than those determinations delegated to management employees or independent third parties by the Board. All such actions of the Committee shall be conclusive and binding upon all Executives.

7. AMENDMENT. The Plan may not be terminated, suspended or amended except by action of the Committee, and may not be amended to terminate or reduce or adversely affect Benefits to any Executive then participating in the Plan without the approval of such Executive.

8. GOVERNING LAW; BINDING EFFECT. The Plan shall be governed and construed and enforceable in accordance with the laws of the State of New Jersey. If the Company is consolidated or merged with or into another corporation, or if another entity purchases all, or substantially all of the Company's assets the surviving or acquiring corporation shall succeed to the Company's rights and obligations under the Plan. The Plan shall inure to the benefit of, and is enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, devisees, and legatees. If the Executive dies while married and any amounts are payable under the Plan, all such amounts, unless otherwise provided, shall be paid in accordance with the terms of the Plan to the Executive's surviving spouse.

9. NATURE OF OBLIGATIONS. The plan is unfunded, and the Company will make Benefit payments solely on a current disbursement basis, provided, however, that the Company reserves the right to purchase insurance contracts, which may or may not be in the name of an Executive, or establish one or more trusts to provide alternative sources of Benefit payments under this Plan.

10. NOTICE. Any notice or filing required or permitted to be given to the Company shall be sufficient if in writing and hand delivered or when sent by registered or certified mail to the principal office of the Company, directed to the attention of the Secretary of the Company. Any notice to the Executive must be in writing and is effective when delivered or when mailed by registered or certified mail, return receipt requested, postage prepaid to the Executive or his personal representatives at his last known address.

11. EMPLOYMENT. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract guaranteeing the Executive continued status as an employee.

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12.  VALIDITY.  In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect in any respect whatsoever the validity of any other provision of this Plan.

13. ASSIGNMENT. An Executive may not assign, alienate, anticipate, or otherwise encumber any rights, duties or amounts which he may be entitled to receive under the Plan.

14. PROTECTIVE PROVISIONS. Each Executive shall cooperate in good faith with the Company in furnishing any and all information reasonably requested by the Company in order to determine and facilitate Benefit payments under the Plan.

15. GENDER, SINGULAR AND PLURAL. All pronouns in any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

16. CAPTIONS. The captions to the Sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Revised 4/94

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